UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2010

ALLOY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26023	04-3310676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 West 26th Street, 11th Floor

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Merger Agreement

On June 23, 2010, Alloy, Inc., a Delaware corporation (“Alloy”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), and Lexington Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Parent is a newly-formed entity to be owned by ZM Capital, L.P. and other co-investors. In addition, certain members of management of Alloy, including Matthew C. Diamond, Chief Executive Officer and James K. Johnson, President and Chief Operating Officer, will exchange a portion of their Alloy shares for an equity interest in Parent. Geraldine Laybourne, former CEO of Nickelodeon, is expected to serve as Chairman of Alloy following the consummation of this transaction.

Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Merger Subsidiary will merge with and into Alloy, and Alloy will become a wholly-owned subsidiary of Parent (the “Merger”).

In connection and concurrently with the Merger Agreement, certain stockholders of Alloy, including Messrs. Diamond and Johnson, entered into a voting agreement with Parent pursuant to which such stockholders committed to vote in the aggregate approximately 25% of the outstanding shares of Alloy common stock in favor of the Merger, as more fully described below.

At the effective time and as a result of the Merger, each outstanding share of Alloy common stock, other than shares owned by Alloy, Parent or Merger Subsidiary and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive $9.80, in cash, without interest.

Each option to purchase Alloy common stock outstanding immediately prior to the effective time of the Merger will become fully vested and exercisable immediately prior to the effective time of the Merger, and the holder will be entitled to receive the difference (if positive) between the merger consideration and the exercise price for each share of Alloy common stock subject to such outstanding option. Each restricted share of Alloy common stock outstanding immediately prior to the effective time of the Merger (other than Cancelled Shares, as defined below) will, to the extent not vested, vest as of the effective time of the Merger, and the holder will be entitled to receive the merger consideration.

Prior to and in connection with its entry into the Merger Agreement, the Company entered into agreements with a certain number of employees of Alloy who hold unvested restricted shares of Alloy common stock, in which such holders agreed to the cancellation of such unvested restricted shares (collectively, the “Cancelled Shares”) in exchange for contingent membership units of Parent. The cancellation of such Cancelled Shares will be effective as of and contingent upon the effective time of the Merger.

Consummation of the Merger is subject to certain conditions, including (i) the adoption of the Merger Agreement by Alloy’s stockholders, (ii) the absence of any law or order prohibiting the closing, (iii) the receipt in full of the debt financing for the transaction, (iv) the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) subject to certain exceptions, the accuracy of representations and warranties, (vi) clearance by the Securities and Exchange Commission of proxy materials, (vii) the satisfaction of certain financial tests by Alloy, and (viii) certain other customary closing conditions.

Parent and Merger Subsidiary have secured committed financing, consisting of a combination of equity to be provided by an investor group and debt financing from a group of lenders led by Bank of America, N.A., the aggregate proceeds of which will be sufficient for Parent and Merger Subsidiary to pay the aggregate merger consideration and all related fees and expenses and to provide a working capital facility for the surviving company. Parent and Merger Subsidiary have committed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter (the “Debt Commitment Letter”) entered into on June 23, 2010 with its debt financing sources, which is filed as Exhibit 99.1 hereto. If the debt financing is not available, Parent and Merger Subsidiary have agreed to use reasonable best efforts to arrange and obtain alternate debt financing in an amount sufficient to consummate the transactions under the Merger Agreement, upon terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary than those in the Debt Commitment Letter. Alloy has a general obligation to use its reasonable best efforts to provide cooperation reasonably requested by Parent in connection with the debt financing.

Parent and Merger Subsidiary have committed to provide the equity financing, and are obligated, among other things, to maintain in effect the equity commitment letters (collectively, the “Equity Commitment Letters”) entered into on June 23, 2010 with its equity co-investors, which are filed as Exhibits 99.2 through 99.6 hereto, comply with covenants and ensure the accuracy of representations and warranties set forth in the Equity Commitment Letters, satisfy all conditions in the Equity Commitment Letters, consummate the equity financing upon satisfaction of the closing conditions in the Equity Commitment Letters and enforce the obligations of the co-investors.

Alloy, Parent and Merger Subsidiary have made customary representations, warranties and covenants in the Merger Agreement, including covenants to use reasonable best efforts to cause the Merger to be consummated. In addition, Alloy has covenanted (i) to cause a stockholder meeting to be held to consider approval of the transactions contemplated by the Merger Agreement, (ii) subject to certain exceptions, for Alloy’s board of directors to recommend adoption of the Merger Agreement by Alloy’s stockholders, (iii) not to solicit proposals relating to alternative business combination transactions and (iv) subject to certain exceptions, not to enter into discussions concerning or provide confidential information in connection with alternative business combination transactions.

Prior to the adoption of the Merger Agreement by Alloy’s stockholders, Alloy’s board of directors may, in certain circumstances, change its recommendation with respect to the Merger in response to a Superior Proposal or an Intervening Event (in each case, as defined in the Merger Agreement) upon compliance with certain notice and other specified conditions set forth in the Merger Agreement.

The Merger Agreement contains certain termination rights for both Alloy and Parent, including (i) the right of Alloy or Parent to terminate the Merger Agreement if Alloy’s board of directors fails to make, withdraws, or adversely modifies its recommendation with respect to the Merger, (ii) the right of Parent to terminate the Merger Agreement if a tender or exchange offer for outstanding shares of Alloy common stock is commenced and Alloy’s board of directors recommends that Alloy’s stockholders tender their shares in such offer, or fails to recommend against such offer and reaffirm its recommendation to adopt the Merger Agreement, or Alloy enters into an agreement to effect a third party acquisition proposal, and (iii) certain other customary termination rights. The Merger Agreement further provides that upon termination of the Merger Agreement under specified circumstances, including the circumstances described in the foregoing clauses (i) and (ii), Alloy would be required to pay Parent a cash termination fee of $3.9 million (the “Company Termination Fee”). In addition, Alloy is obligated under the Merger Agreement to pay Parent up to $2.5 million as reimbursement for expenses incurred in connection with the transactions contemplated by the Merger Agreement if Alloy or Parent terminates the Merger Agreement due to (a) a failure to consummate the Merger on or before December 15, 2010 if stockholder approval has not been obtained (the “Outside Date”), (b) the failure of Alloy’s stockholders to approve the transaction at the stockholders meeting, or (c) an uncured material breach by Alloy of any of its covenants, agreements, representations or warranties in the Merger Agreement, which breach would result in a failure of a closing condition if the breach occurs or continues on the closing, and where a third party acquisition proposal has been publicly announced and not withdrawn. In the event that within twelve months following the date of such termination Alloy has entered into a definitive agreement with respect to or recommended to its stockholders a third party acquisition proposal, then Alloy must pay the Company Termination Fee, with an offset for any expense reimbursement previously paid to Parent.

In addition, the Merger Agreement provides that if Parent or Alloy terminates the Merger Agreement due to the failure of Alloy’s stockholders to approve the transaction at the stockholders meeting (and Alloy is not otherwise obligated to reimburse Parent for expenses upon a stockholder no-vote), then Alloy must pay Parent up to $2.5 million as reimbursement for expenses incurred in connection with the transactions contemplated by the Merger Agreement.

Parent is obligated under the Merger Agreement to pay a cash termination fee of $5.8 million to Alloy if (i) Alloy or Parent terminates the Merger Agreement due to a failure to consummate the Merger on or before the Outside Date and (A) all conditions to the closing are satisfied other than the receipt in full of the debt financing for the transaction, but (B) the full proceeds of the appropriate debt financing would be available to be drawn down by Parent if Parent funded the equity financing at closing, or (ii) Alloy terminates the Merger Agreement because of an uncured material breach by Parent of any of its covenants, agreements, representations or warranties in the Merger Agreement, which breach would result in a failure of a closing condition if the breach occurs or continues on the closing. ZM Capital, L.P. has agreed to guarantee any such amounts payable by Parent to Alloy pursuant to that certain Limited Guarantee dated June 23, 2010, by ZM Capital, L.P., in favor of Alloy, which is filed as Exhibit 99.7 hereto.

Messrs. Diamond and Johnson have entered into agreements with Parent pursuant to which they have agreed to contribute at least 470,007 and 438,196 Alloy shares owned by them, respectively, in exchange for equity interests in Parent. Messrs. Diamond and Johnson, on the one hand, and Parent, on the other, have agreed to enter into employment and non-competition agreements with Parent that become effective only upon consummation of the Merger. See the disclosure regarding Compensatory Arrangements of Certain Officers under Item 5.02 below for additional information.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto.

The Voting Agreement

On June 23, 2010, as an inducement for Parent and Merger Subsidiary to enter into the Merger Agreement, (i) Matthew C. Diamond, (ii) James K. Johnson, (iii) Jeffrey Jacobowitz (a member of the Board of Directors of Alloy) and certain investment entities affiliated with him and (iv) Steven R. Becker and Matthew A. Drapkin (a member of the Board of Directors of Alloy), and certain investment entities affiliated with Messrs. Becker and Drapkin (collectively, the “Supporting Stockholders”), which collectively own approximately 25% of the outstanding shares of Alloy common stock, entered into a Stockholder Voting Agreement (the “Voting Agreement”) with Parent and Alloy. The Voting Agreement provides that the Supporting Stockholders will vote (or cause to be voted) all of their shares of Alloy common stock (i) in favor of, among other things, the approval and adoption of the Merger Agreement and (ii) against, among other things, any alternative business transaction involving Alloy. Each Supporting Stockholder has also granted an irrevocable proxy appointing Parent as such Supporting Stockholder’s attorney-in-fact to vote his or its shares covered by the aforementioned voting obligations as required.

Each Supporting Stockholder has agreed that, other than according to the terms of the Voting Agreement, it will not (i) grant any proxies or enter into any voting trust or any voting agreement or arrangement with respect to with respect to the voting of any shares of Alloy common stock or (ii) subject to certain limited exceptions, transfer, sell, or otherwise dispose of any shares of Alloy common stock during the term of the Voting Agreement.

The Voting Agreement will terminate on the earlier of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement by any party thereto in accordance with its terms. In addition, each Supporting Stockholder may terminate the Voting Agreement (as to such Supporting Stockholder) following any amendment to the Merger Agreement that (i) decreases the amount of merger consideration which such Supporting Stockholder would have the right to receive in the Merger or (ii) changes any of the merger consideration from cash to non-cash consideration.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed as Exhibit 99.8 hereto, and is incorporated into this report by reference.

The Termination Agreements

On June 23, 2010, in connection with the entry by the Company into the Merger Agreement, Alloy, Steven R. Becker and Matthew A. Drapkin, and certain investment entities affiliated with Messrs. Becker and Drapkin entered into a Termination Agreement (the “Drapkin

Termination Agreement”), in respect of that certain Agreement, dated April 15, 2010, by and between Alloy, SRB Management, L.P., BD Media Investors LP, SRB Greenway Opportunity Fund, (QP), L.P., SRB Greenway Opportunity Fund, L.P., BC Advisors, LLC, Steven R. Becker and Matthew A. Drapkin. Alloy also entered into a Termination Agreement (the “Jacobowitz Termination Agreement,” and together with the Drapkin Termination Agreement, the “Termination Agreements”) with Jeffrey Jacobowitz and certain investment entities affiliated with Mr. Jacobowitz, in respect of that certain Agreement, dated April 15, 2010, by and between Alloy, Simcoe Partners, L.P., Simcoe Opportunity Partners, L.P., Simcoe Service Company, LLC, Simcoe Management Company, LLC and Jeffrey Jacobowitz.

The Termination Agreements will be effective as of the effective time under the Merger Agreement.

The foregoing description of the Termination Agreements does not purport to be complete and is qualified in its entirety by reference to the Termination Agreements, which are filed as Exhibits 99.9 and 99.10, respectively, and are incorporated into this report by reference.

The Merger Agreement has been attached as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Merger Subsidiary or Alloy. The representations, warranties and covenants contained in the Merger Agreement were made solely for purposes of such agreement and as of specific dates, were solely for purposes of the Merger Agreement and the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. Investors are not third-party beneficiaries under the Merger Agreement. In addition, the representations and warranties contained in the Merger Agreement (i) are qualified by information in a confidential disclosure schedule that the parties have exchanged, (ii) were made only as of the date of such Merger Agreement or a prior, specified date, and (iii) in some cases are subject to qualifications with respect to materiality, knowledge and/or other matters, including standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Alloy’s public disclosures. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of Alloy or Parent or any of their respective subsidiaries or affiliates.

Item 3.03	Material Modification to Rights of Security Holders

On June 23, 2010, prior to the execution of the Merger Agreement, Alloy and American Stock Transfer & Trust Company (the “Rights Agent”) entered into Amendment No. 1 to Stockholder Rights Agreement (“Amendment No. 1”), which makes certain amendments to the Stockholder Rights Agreement dated April 14, 2003, by and between Alloy and the Rights Agent (the “Rights Agreement”).

Amendment No. 1 amended the Rights Agreement to, among other things, render the rights therein inapplicable to the Merger, the Merger Agreement and the transactions contemplated thereby. In addition, Amendment No. 1 provides that immediately prior to the effective time under the Merger Agreement, but only if the effective time occurs, the Rights Agreement will terminate.

Item 5.01	Changes of Control of Registrant

If the Merger is consummated, there will be a change in control of Alloy. See the disclosure regarding the Merger and the Merger Agreement under Item 1.01 above for additional information.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with execution of the Merger Agreement, Messrs. Diamond and Johnson have agreed to enter into employment agreements with Parent, which agreements will be modeled along the same principles as their existing employment arrangements with Alloy, as set forth in the Summary of Employment and Equity Terms for each of Mr. Diamond and Johnson, which are filed as Exhibits 99.11 and 99.12, respectively. The foregoing agreements, when executed, will become effective only upon the consummation of the Merger.

On June 23, 2010, the Board of Directors of Alloy authorized a special payment to Peter L. Graham (lead independent director and Chairman of the Special Committee of the Board of Directors of Alloy) of $100,000, in recognition of his efforts in connection with the Merger.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Alloy plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Parent, Alloy, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov.

In addition, the definitive proxy statement and these other documents also will be available on Alloy’s website (http://www.alloymarketing.com) and may be obtained free from Alloy by directing a request to Alloy, Inc., Attn: Investor Relations, 151 West 26th Street, 11th Floor, New York, NY 10001.

Alloy, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Alloy’s stockholders with respect to the transactions contemplated by the Merger Agreement. Information about the directors and executive officers of Alloy and their respective interests in Alloy by security holdings or otherwise is set forth in its proxy statement relating to the 2010 annual meeting of stockholders, which was filed with the SEC on May 28, 2010. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Item 9.01.	Financial Statements and Exhibits

(d)	See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: June 28, 2010	By:	/S/ MATTHEW C. DIAMOND
Matthew C. Diamond
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger dated as of June 23, 2010, by and among Alloy, Inc., Alloy Media Holdings, L.L.C. and Lexington Merger Sub Inc.

Exhibit 4.1	Amendment No. 1 to Stockholder Rights Plan dated as of June 23, 2010, by and between Alloy, Inc. and American Stock Transfer & Trust Company.

Exhibit 99.1	Letter Agreement dated as of June 23, 2010, by and among Bank of America, N.A., Banc of America Securities LLC, RBS Citizens, N.A., The Private Bank, Alloy Media Holdings, L.L.C. and Lexington Merger Sub Inc.

Exhibit 99.2	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and ZM Capital, L.P.

Exhibit 99.3	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and Private Equity Direct Partnership II (QP), LP.

Exhibit 99.4	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and Hudson River Co-Investment Fund, L.P.

Exhibit 99.5	Letter Agreement dated as of June 23, 2010, by and between Alloy Media Holdings, L.L.C. and NPE Caspian I B, L.P.

Exhibit 99.6	Letter Agreement dated as of June 23, 2010, by and among Alloy Media Holdings, L.L.C., Rosemont Solebury Co-Investment Fund, L.P. and Rosemont Solebury Co-Investment Fund (Offshore), L.P.

Exhibit 99.7	Limited Guarantee dated as of June 23, 2010, by ZM Capital, L.P., in favor of Alloy, Inc.

Exhibit 99.8	Stockholder Voting Agreement dated as of June 23, 2010, by and among Alloy Media Holdings, L.L.C., the stockholders named therein, and Alloy, Inc.

Exhibit 99.9	Termination Agreement dated as of June 23, 2010, by and among Alloy, Inc., SRB Management, L.P., BD Media Investors LP, SRB Greenway Opportunity Fund, (QP), L.P., SRB Greenway Opportunity Fund, L.P., BC Advisors, LLC, Steven R. Becker and Matthew A. Drapkin.

Exhibit 99.10	Termination Agreement dated as of June 23, 2010, by and among Alloy, Inc., Simcoe Partners, L.P., Simcoe Opportunity Partners, L.P., Simcoe Service Company, LLC, Simcoe Management Company, LLC and Jeffrey Jacobowitz.

Exhibit 99.11	Summary of Employment and Equity Terms, Matthew C. Diamond (President & CEO).

Exhibit 99.12	Summary of Employment and Equity Terms, James K. Johnson, Jr. (Chief Operating Officer).